Exhibit 99.1

[LOGO OF TXI]

                                                      NEWS FOR IMMEDIATE RELEASE
   1341 West Mockingbird Lane . Dallas, Texas 75247 . 972.647.6700 . www.txi.com

                                                                D. Randall Jones
                                                                  Vice President
                                                        Corporate Communications
                                                          and Government Affairs
                                                                    972.647.6701

                                  TCEQ APPROVES
                            TXI'S PERMIT MODIFICATION

DALLAS, September 29, 2005 -- Dallas-based Texas Industries, Inc. (NYSE: TXI) announced today that the Texas Commission on Environmental Quality (TCEQ) has approved a permit modification to adjust the usage of an air pollution device on one of the cement kilns at its Midlothian Cement Plant while allowing for increased production. At their regularly scheduled agenda meeting on September 28, the TCEQ's Executive Director recommended the permit be approved after a settlement was reached between concerned local citizens. The participating parties agreed to resolve the matter in dispute to avoid a costly, distracting and unnecessary hearing before the State Office of Administrative Hearings.

"I compliment the efforts of our employees, the TCEQ and concerned local citizens," said Mel Brekhus, President and CEO of TXI. "By resolving this dispute in this manner, their efforts have allowed all parties to benefit."

The permit requires that TXI will continue the use of its regenerative thermal oxidizer (RTO) whenever TXI's Kiln #5 is in operation at the Midlothian cement plant. The TXI Midlothian Cement Plant will therefore continue to be the only cement plant in the country to voluntarily utilize this air pollution control device to control the emissions of volatile organic compounds, a precursor to ozone formation. Under the permit, TXI will also be allowed to increase production on Kiln #5 from 2.2 million to 2.8 million tons of cement clinker per year, and emission limits for the plant's Kiln #5 will be established that are significantly reduced from the limits originally sought by TXI.

                                    --more--

[LOGO OF TXI]

                                                      NEWS FOR IMMEDIATE RELEASE
   1341 West Mockingbird Lane . Dallas, Texas 75247 . 972.647.6700 . www.txi.com

                                                                D. Randall Jones
                                                                  Vice President
                                                        Corporate Communications
                                                          and Government Affairs
                                                                    972.647.6701

Add1

For example,  the maximum allowable emission rate for total hydrocarbons will be
83.48 tons per year, 519.16 tons per year less than the permit sought by TXI and proposed by the TCEQ technical staff. The total allowable emission rate of carbon monoxide will be 2190 tons/year, representing a 5552.77 ton per year decrease from the proposed permit. Emissions of total reduced sulfur will be
9.90 tons per year, a 55.8 ton per year reduction from the proposed permit.

In addition, TXI and the other participating parties have agreed to terminate all current legal actions and continue to discuss the possible formation of a Community Panel for Midlothian.

"While our original proposal to modify the use of the RTO was determined to have no significant impact on human health or the environment by the TCEQ, we are sensitive to public sentiment to continue the operation of this pollution control device all year long," stated J. Lynn Davis, Vice-President, Cement. "We have therefore decided to continue to use the RTO to control VOC, carbon monoxide and total reduced sulfur emissions to a greater extent than currently mandated by governmental regulations."

TXI, a Dallas-based company, is a leading supplier of building materials, including cement, concrete and aggregate. With operations in six states, it is the largest producer of cement in Texas and a major producer in California. TXI is a major supplier of stone, sand, gravel and expanded shale and clay products, and one of the largest producers of bagged cement and concrete products in the Southwest.

TXI shares are traded on the New York Stock Exchange under the symbol "TXI".

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